EXHIBIT 5./EXHIBIT 23.1


           Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered

                       Consent of Thacher Proffitt & Wood

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                    [LETTERHEAD OF THACHER PROFFITT & WOOD]





Writer's Direct Dial:  212-912-7435
E-mail: ebright@thacherproffitt.com




                                           November 14, 2000

Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, New York  11590

                           Re:   1996 Stock Incentive Plan

Ladies and Gentlemen:

                  We have acted as counsel for Haven Bancorp, Inc., a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to 441,998 shares of its common stock, par value $.01 per share ("Shares"), which may be issued pursuant to the Haven Bancorp, Inc. 1996 Stock Incentive Plan, as amended. In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the States of New York and Delaware.

                  We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

                  Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

                  In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

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Haven Bancorp, Inc.
November 14, 2000                                                        Page 2.

                  This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                         Very truly yours,

                                         THACHER PROFFITT & WOOD



                                         By: /s/ W. Edward Bright
                                             --------------------
                                                 W. Edward Bright